Exhibit 10.4
Cricket
June 2, 2008
Mr. Walter Z. Berger
2S Central Park West
Apartment 25K
New York, New York 10023
Dear Walter:
We are pleased to offer you the position of Executive Vice President and Chief Financial Officer reporting to Doug Hutcheson, Chief Executive Officer, President/Acting Chief Financial Officer, Leap Wireless, International/Cricket Communications (the company). The terms of the offer are as follows:
1.	A starting bi-weekly salary of $20,384.62; if annualized, $530,000. The salary will be subject to annual merit-based consideration; however, this does not guarantee you will receive an increase annually. All future salary adjustments/considerations will be based on your performance and the company’s ability to provide such increases.

2.	In consideration of the importance of this position, you will receive a sign-on bonus of $50,000 (less applicable taxes) payable within 30 days of assuming the responsibilities of your position.

Should your employment with the company be terminated for “cause” or by you without “Good Reason” (as defined in our Severance Benefits Agreement), within one year of receiving this bonus, you agree to pay back a pro-rated portion of the sign-on bonus received.

3.	Eligibility to participate in our Short Term Incentive Bonus Plan. You will have an opportunity to earn a target bonus up to 80% of your base compensation. The bonus payout will be based on company and individual performance and prorated based on your date of employment.

4.	The company agrees to pay you a series of retention bonus payments contingent upon your continued employment and your being in good standing through the following dates:
•	$50,000 (less taxes) to be paid at the end of your first year of employment.

•	$50,000 (less taxes) to be paid at the end of your second year of employment.

•	$50,000 (less taxes) to be paid at the end of your third year of employment.

5.	Attached you will find a comprehensive description of our benefits package for your information. In addition to your normal paid time off accrual you will accrue one additional week of paid time off annually. Therefore, your annual paid time off accrual for years one through five will be four weeks per year.

6.	We will facilitate your relocation from New York, New York and Indianapolis, Indiana to San Diego, California. A copy of our relocation package/program is enclosed for your review.

7.	You will be granted an aggregate of 100,000 options to purchase Leap common stock and 45,000 shares of restricted stock under Leap’s equity incentive plan, which awards will be comprised as follows:

50,000 of these options and 25,000 of these shares of restricted stock will be subject to a four-year vesting schedule, with (i) 25% of the options vesting on the first through fourth anniversaries of the date of grant and (ii) 25% of the shares of restricted stock vesting on the second and third anniversaries of the date of grant and the remaining 50% vesting on the fourth anniversary of the date of grant. If your employment is terminated without cause or for good reason 90 days prior to or 12 months after a change in control, you will vest in any unvested options or shares of restricted stock under these awards; and

The remaining 50,000 of these options and 20,000 of these shares of restricted stock will be subject to a four-year vesting schedule, with 50% of the options and shares of restricted vesting on the third and fourth anniversaries of the date of grant. If your employment is terminated without cause or for good reason 90 days prior to or 12 months after a change in control occurring following your completion of eighteen months of service, you will vest in any unvested options or shares of restricted stock under these awards.

These grants are subject to the approval of Leap’s Compensation Committee, which we expect to receive within 45 days of your date of hire, and the terms and conditions of Leap’s equity incentive plan. You will be notified in writing of the approval and the corresponding grant documents will be provided to you at that time.

8.	As an officer of the company, you will be eligible to participate in the Severance Program for Executive Vice Presidents. Attached, please find a sample copy of our severance agreement. During your first month of employment with the company, we will finalize this benefit.
Please note that this offer of employment is contingent upon the favorable results of a drug and alcohol test, the results of a background investigation and your signing and agreeing to the terms of the Invention Disclosure, Confidentiality & Proprietary Rights Agreement. We will initiate the background investigation immediately. Included with this letter is a clinic passport that contains the name, address, and telephone number of the medical center that you will go to in order to complete your pre-employment drug and alcohol test specimen collection. Please take this passport with you when you go for your test.

You must appear at Lab Corp PSC (please call first before going) for your drug and alcohol test within 36 hours of your receipt of this offer letter. Please be sure to have a photo ID with you when you check in for the screening.
Please return a signed copy of this offer letter along with the attached Terms of Employment and Invention Disclosure, Confidentiality & Proprietary Rights Agreement. Please note that this offer is valid for five days from the date of this letter. If you have any questions, please do not hesitate to call me at (858) 882-6015.
Congratulations and welcome!
Sincerely,

/s/ Leonard C. Stephens
Leonard C. Stephens
Senior Vice President, Human Resources

I accept the offer of employment made to me by Cricket Communications, Inc. and agree to the terms set forth above.

Offer accepted:	Walter Z. Berger	/s/ Walter Z. Berger

	Printed Name	Signature